VARLEN CORPORATION AND SUBSIDIARIES
Exhibit 11
Computation of Per Share Earnings
Unaudited
(Thousands, Except Per Share Amounts)
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
                                  Three Months Ended     Nine Months Ended
Primary Earnings Per Share:        11/1/97   11/2/96      11/1/97   1/2/96
Net earnings                        7,675     4,137        18,122   14,859
Computation of the Weighted
Average Number of Shares
Outstanding as Used in the
Primary Earnings Per Share
Computation:
Weighted average number of
shares outstanding                 11,976     8,631         9,771    8,691
Shares assumed issued under
the treasury stock method             560       383           456      366
Weighted average number of
shares outstanding, as
adjusted                           12,536     9,014        10,227    9,057
Primary Earnings Per Share:          0.61      0.46          1.77     1.64
Fully Diluted Earnings Per Share:
Reconciliation of net earnings
per the condensed consolidated
financial statements to the
amount used for the fully diluted
computation:
Net earnings                        7,675     4,137        18,122   14,859
(Subtract)/add interest on
6.5% convertible subordinated
debentures, net of income tax
effects                              (471)      681           900    2,063
Net earnings, as adjusted           7,204     4,818        19,022   16,922
Computation of the Weighted
Average Number of Shares
Outstanding as Used in the
Fully Diluted Earnings Per
Share Computation:
Weighted average number of
shares outstanding*                13,286     8,631        13,266    8,691
Shares assumed issued under
the treasury stock method             559       383           546      365
Shares issuable from assumed
exercise of 6.5% convertible
subordinated debentures               ---     4,582           ---    4,582
Weighted average number of
shares outstanding,
as adjusted                        13,845    13,596        13,812   13,638
Fully Diluted Earnings Per
Share:                               0.52      0.35          1.38     1.24

* The 1997 numbers assume the shares under the 6.5% convertible subordinated debentures were outstanding for the entire period.

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